Exhibit 99.1

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Singapore, October 18, 2005–Flextronics (NASDAQ: FLEX), a global leading Electronics Manufacturing Services (EMS) provider, today announced that it has made changes to its Board of Directors. Joining the Board are Michael McNamara, current Chief Operating Officer of Flextronics and incoming Chief Executive Officer effective January 2006, Mr. H. Raymond Bingham and Mr. Ajay B. Shah. In addition, Mr. Michael J. Moritz and Mr. Patrick Foley have resigned their posts to Flextronics’ Board of Directors. Mr. Moritz and Mr. Foley served on Flextronics’ Board since 1993 and 1997, respectively. All changes became effective October 14, 2005.

Mr. Bingham has served in a number of capacities with Cadence Design Systems, Inc., a supplier of electronic design automation software and services. He has served Cadence as its Executive Chairman from May 2004 to July 2005, Director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham currently serves as a director of Freescale Semiconductor, Inc., KLA Tencor Corporation and Oracle Corporation.

Mr. Shah is the Managing Partner of Shah Capital Partners, a technology focused private equity firm. Previously, he served as Director of Solectron Corporation from 2002 through 2003 and as its Executive Vice President and President and Chief Executive Officer of its Technology Solutions business from 1999 until March 2002. Mr. Shah served as the President and Chief Executive Officer of SMART Modular Technologies, Inc. from 1989 through December 1999 when it was acquired by Solectron. Prior to co-founding SMART, Mr. Shah held strategic marketing management and product line management positions at Samsung Semiconductor, Inc., and Advanced Micro Devices. He is also a director of Moser Baer India and other privately held companies and organizations.

“Flextronics welcomes its newest members to the Board and we look forward to working with them as we direct Flextronics through its next phase of growth,” said Michael Marks, Chief Executive Officer of Flextronics. “At the same time, and on behalf of the Board, I would like to extend my deepest appreciation to Mr. Foley and Mr. Moritz for their many years of service to Flextronics. They have helped guide our Company to an industry leadership position and we thank them for their many contributions over the years.”

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering innovative design and manufacturing services to automotive, industrial, medical, and technology companies. With fiscal year 2005 revenues of USD$15.9 billion, Flextronics helps customers design, build, ship, and service electronics products

Press Release	2 Changi South Lane Singapore 486123	Tel: +65.6299.8888

through a network of facilities in over 30 countries on five continents. This global presence provides customers with complete design, engineering, and manufacturing resources that are vertically integrated with components to optimize their operations by lowering their costs and reducing their time to market. For more information, please visit www.flextronics.com.

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